EXHIBIT A

Agreement Relating to Joint Filing of Schedule 13G

The undersigned hereby agree that, without admitting beneficial ownership, a singe Schedule 13G (or any amendment thereto) relating to the Common Stock of i2 Technologies, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 14, 2003	/s/ Sanjiv S. Sidhu Sanjiv S. Sidhu

Name/Title
SIDHU-SINGH FAMILY INVESTMENTS, LTD.

	By:	/s/ Sanjiv S. Sidhu
Sanjiv S. Sidhu, Managing General Partner

SIDHU-SINGH FAMILY FOUNDATION

	By:	/s/ Sanjiv S. Sidhu
Sanjiv S. Sidhu, Director